Exhibit 10.10
SECOND AMENDMENT OF LEASE AGREEMENT
     SECOND AMENDMENT OF LEASE AGREEMENT (the “Second Amendment”) is made and entered into by and between STONEBRIAR I OFFICE PARTNERS, LTD. (“Lessor”), and COMSTOCK RESOURCES, INC. (“Lessee”).
RECITALS:
     WHEREAS, Lessor and Lessee entered into a certain Lease Agreement dated May 6, 2004, (the “Lease”), with the defined terms and conditions of the Lease being hereby incorporated herein by reference; and
     WHEREAS, Lessor and Lessee entered into First Amendment of Lease Agreement dated August 31, 2005; and
     WHEREAS, Lessee desires to exercise the option therein granted it to expand the Premises by incorporating additional space; and
     WHEREAS, Exhibit G of the Lease provides for the manner in which the Lease shall be amended in such circumstances.
     NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which is hereby acknowledged, the Lessor and the Lessee hereby amend and modify the Lease, and agree as follows:
     1. Expansion of the Premises. Lessee and Lessor acknowledge that the Premises shall include Suite 320 of the Building, comprising 10,486 additional sqiare feet. Lessor and Lessee further acknowledge that the expiration date of the initial term of the Lease shall continue to be 5:00 p.m., July 31, 2014.
     2. New Rental for the Expanded Premises. Lessor and Lessee agree that the amended monthly Basic Rental payable by Lessee to the Lessor for the Premises shall be the sum of $81,341.25 ($22.50 per square foot) per month, commencing on December 1, 2007 or upon substantial completion of tenant improvements.
     3. Proportionate Shares. Lessee’s Proportionate Share is amended to be 39.75%.
     4. Refinishing. Lessor will provide Lessee with a construction allowance of $9.34 per rentable square foot on the Expanded Premises which includes the cost of new paint and carpet of equal quality to the paint and carpet in Lessee’s existing space.
               Lessor will oversee the construction, act as liaison between Tenant, the contractor, and the designer and coordinate the relationship between the construction, the Building, and the Building systems.
     5. Garage Parking. In addition to the free 19 assigned spaces that Lessee already has in the parking garage, Lessor shall provide Lessee with 3 additional assigned parking spaces (#2, #3, #46), and 1 conditional parking space (#33 1/2), all at no charge. The conditional parking space is a space next to a handicapped parking space. Should a handicapped person ever rent the handicapped parking space #34 and require the parking space next to it be empty (as is required in the case of van accessibility), the conditional parking space will need to be given up and no replacement parking space will be given.
     6. Ratification of Lease. Except as expressly amended and modified herein, Lessor and Lessee hereby ratify and confirm the Lease in all respects, and Lessee and Lessor each acknowledge that the other party to the Lease has fully performed its obligations to the date hereof, or else waives all claims against the other for any nonperformance of such obligations.
     7. Execution of Amendment. This Amendment may be executed in multiple counterparts, which, when taken together, shall constitute a single integrated instrument. Further, for purposes of this Amendment, facsimile signatures by either party shall be deemed original signatures for all purposes.
     8. Binding Effect. This Amendment shall be binding on the parties hereto, and their respective successors and assigns, for all purposes.

     Executed by the Lessor and the Lessee effective as of this 15th day of October, 2007.

LESSOR: STONEBRIAR I OFFICE PARTNERS, LTD., By: Stonebriar I Partners, LLC, its General Partner
By:	/s/ RODERICK V. O’CONNOR
Its: President

LESSEE: COMSTOCK RESOURCES, INC. A Nevada corporation
By:	/s/ ROLAND O. BURNS
Its: Senior Vice President and
Chief Financial Officer